Exhibit 10.2

INTEGRAL AD SCIENCE HOLDING CORP.

OPTION AWARD NOTICE

Pursuant to the terms and conditions of the Integral Ad Science Holding Corp. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”), Integral Ad Science Holding Corp., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) an award of Stock Options to purchase a number of Shares set forth below (the “Options”). Each Option represents the right to purchase one Share. This award of Options (this “Award”) is subject to the terms and conditions set forth herein and in the Option Award Agreement attached hereto as Exhibit A, including the additional terms and conditions for certain countries, as set forth in the appendix attached thereto (the “Appendix” and, together, the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.

Type of Award:	Nonqualified Stock Option under Article VI of the Plan.

Participant:	[•]

Grant Date:	[•]

Total Number of Shares Subject to the Options:	[•]

Exercise Price per Share	USD [•]

Expiration Date	[•]

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement, and this Option Award Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan, and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan, and this Grant Notice. You hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan, or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Grant Notice as of the date first written above.

INTEGRAL AD SCIENCE HOLDING CORP.

By:
Name: [Name]
Title: [Title]

[Participant]

[Signature Page to Option Award Notice]

INTEGRAL AD SCIENCE HOLDING CORP.

OPTION AWARD AGREEMENT

THIS OPTION AWARD AGREEMENT (this “Agreement”) is entered into by and between the Company and the Participant as of the Grant Date set forth in the Grant Notice to which this Agreement is attached. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.

WHEREAS, the Plan provides for the grant of Stock Options; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its members to grant the Participant an award of Options on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and their successors and assigns, hereby agree as follows:

1. Grant of Options.

(a) Grant. The Company hereby grants to the Participant the number of Options set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan. Each Option represents the right to purchase one Share.

(b) Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

2. Vesting.

(a) Two thirds (2⁄3) of the Options (the “Service Options”) shall vest and become exercisable with respect to twenty-five percent (25%) of the Service Options on the first anniversary of the Grant Date and with respect to six and one quarter percent (6.25%) quarterly thereafter, subject to the Participant not incurring a Separation from Service prior to the applicable vesting date. For the avoidance of doubt, the Service Options will be fully vested and exercisable on the fourth anniversary of the Grant Date.

(b) The remaining one third (1⁄3) of the Options (the “Return Target Options”) will vest and become exercisable if (A) Participant is, and has been, continuously employed by the Company or its Subsidiaries from the date of Agreement through the date of a Change in Control and (B) if upon the consummation of such Change in Control, the cumulative total of all cash distributions made to, or other cash proceeds received by, the Investor Fund (as defined below) (excluding management or transaction fees and expenses, any other advisory fees and expenses, any board fees and expenses or any other expenses borne by the Investor Fund) in respect of its ownership of equity or debt securities of the Company or any of its Subsidiaries or any loans provided by the Investor Fund during the life of the Investor Fund’s investment period, equals or exceeds the Investor Returns Target (as defined below) (the “Vesting Condition”).

(c) As used in this Agreement, (i) the term “Investor Fund” shall mean one or more equity buy-out investment funds (including Vista Equity Partners Fund VI, L.P.) managed or controlled by VEPF Management, L.P. or any successor management company, and any of such fund’s respective portfolio companies, (excluding the Company and its Subsidiaries) and their respective partners, members, directors, employees, stockholders, agents, any successor by operation of law (including by merger) of any such Person, and any entity that acquires all or substantially all of the assets of any such Person in a single transaction or series of related transactions and (ii) the term “Investor Returns Target” shall mean $1,170,000,000. For purposes of calculating distributions and proceeds under clause (B) immediately above, all distributions made to the Investor Fund will be net of all accrued but unpaid management fees, all expenses associated with the ultimate sale of the Company business borne by the Investor Fund, and assuming, for purposes of the calculation made above, the vesting (and exercise, if applicable) (prior to the calculation of distributions and proceeds under clause (B) immediately above) of all outstanding options, warrants and other outstanding rights to acquire capital stock of the Company. For the avoidance of doubt, the Return Target Options shall expire, and shall not vest or become exercisable, if the Vesting Condition has not been satisfied as of the date of a Change in Control.

(d) Notwithstanding anything to the contrary in the Plan, as used in this Agreement, (i) the term “Change in Control” means the first to occur of (A) the Sale of the Company (as defined below), (B) the sale or transfer to any third party of Common Stock or shares of the capital stock of any Subsidiary by the holders thereof as a result of which any Person or group other than the Investors (as defined below) obtains possession of voting power (under ordinary circumstances) to elect a majority of the Company’s board of managers or the board of directors or any other governing body of the applicable Subsidiary, or (C) at any time following the Company’s initial public offering, a sale of shares of the Company by the Investor following which the cumulative total of all cash distributions made to, or other cash proceeds received by, the Investor Fund (excluding management or transaction fees and expenses, any other advisory fees and expenses, any board fees and expenses or any other expenses borne by the Investor Fund) in respect of its ownership of equity or debt securities of the Company or any of its Subsidiaries or any loans provided by the Investor Fund during the life of the Investor Fund’s investment period, equals or exceeds the Investor Returns Target; provided that, for purposes of calculating distributions and proceeds under this clause (C), all distributions made to the Investor Fund will be net of all accrued but unpaid management fees, all expenses associated with the Sale of the Company borne by the Investor Fund, and assuming, for purposes of the calculation made above, the vesting (and exercise, if applicable) (prior to the calculation of the Investor Return) of all outstanding options, warrants and other outstanding rights to acquire capital stock of the Company; (ii) the term “Sale of the Company” means (A) any sale or transfer by the Company or any of the Subsidiaries of all or substantially all (as defined under Delaware law) of their assets on a consolidated basis, or (B) any consolidation, merger or reorganization of the Company or any of its Subsidiaries with or into any other entity or entities as a result of which any Person or group other than the Investors obtains possession of voting power (under ordinary circumstances) to elect a majority of the surviving entity’s board of directors or, in the case of a surviving entity which is not a corporation, governing body; and (iii) the term “Investors” means Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P., VEPF VI FAF, L.P. and/or any transferee of Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P., VEPF VI FAF, L.P. and any Affiliate of any of the foregoing Persons that holds Common Stock.

3. Exercise of the Option.

(a) Right to Exercise. The Options shall be exercisable in accordance with the terms set forth in this Agreement. The Options, to the extent exercisable, may be exercised in whole or in part. No Option may be exercised after it expires. No Shares will be issued upon the exercise of any Option unless the issuance and exercise comply with all Applicable Laws. For income tax purposes, Shares will be considered transferred to the Participant on the date the Participant properly exercises an Option. No fraction of a Share shall be issued by the Company upon exercise of the Options or accepted by the Company in payment of the Exercise Price; rather, the Participant shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole Shares.

(b) Method of Exercise. The Participant may exercise the Options by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”). The Exercise Notice must state the Participant’s election to exercise the Options, the number of Shares that are being purchased, and any other representations and agreements that may be required by the Company. Together with the Exercise Notice, the Participant must tender payment of the aggregate Exercise Price for all Shares exercised and all applicable withholding and other taxes. The Options shall be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice and payment of the aggregate Exercise Price and all applicable withholding and other taxes.

(c) Method of Payment. If the Participant elects to exercise the Options, the Participant must pay the aggregate Exercise Price, as well as any applicable withholding or other taxes, in accordance with any of the payment methods set forth in, and approved by the Committee pursuant to, Section 6.3(d) of the Plan (or any successor sections). The Company may suspend, or eliminate, various forms of permissible payment of the Exercise Price from time to time in its sole discretion. Further, notwithstanding any provision within this Agreement to the contrary, if the Participant is resident or provides services outside of the United States, the Company may require that the Participant (or in the event of the Participant’s death, the Participant’s legal representative, as the case may be) exercise the Options only by means of a “same day sale” transaction (either a “sell-all” transaction or a “sell-to-cover” transaction) as it determines in its sole discretion, or may require the Participant to sell any Shares acquired under the Plan immediately or within a specified period following the Participant’s Separation from Service (in which case, the Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Shares on the Participant’s behalf).

(d) Restrictions on Exercise. The Participant may not exercise any Option (i) if it is an Incentive Stock Option and the Plan has not been approved by the Stockholders or (ii) if the issuance of Shares upon exercise or the method of payment for those Shares would constitute a violation of any Applicable Law or Company policy.

4. Change in Control. Upon the consummation of a Change in Control, any Service Option which were unvested immediately prior to such Change in Control shall be deemed vested (such Options which are subject to accelerated vesting being referred to as the “Accelerated Options”). The Participant hereby agrees that upon a Change in Control, the Accelerated Options shall be deemed to be automatically exercised through a cashless exercise and Participant shall have no further rights under the Accelerated Options other than payment of the consideration, if any, (less any applicable taxes and withholdings) to be paid to the Participant (whether in the form of cash or stock) in respect of such deemed exercise of the Accelerated Options as of the Change in Control.

5. Rights as Stockholder. Until such time as the Options have been exercised pursuant to Section 3 and Shares have been issued to the Participant, the Participant shall have no rights as a stockholder, including, without limitation, any right to dividends or other distributions or any right to vote, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Common Stock, except as otherwise specifically provided for in the Plan or this Agreement.

6. Taxes.

(a) The Participant acknowledges and agrees that, regardless of any action taken by the Company or, if different, the Affiliate that employs the Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant even if technically due by the Company or an Affiliate (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options or the underlying Shares, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) To the extent that Tax-Related Items are payable, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of Tax-Related Items relating to the Options or the Company may mandate the method for satisfying Tax-Related Items, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares, net exercise, a broker-assisted sale, or, if permitted by the Committee, other cashless withholding or reduction of the amount of Shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If the Participant fails to satisfy such Tax-Related Items, the Company may refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement. If such Tax-Related Items are satisfied through net exercise or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender approximately equal to the aggregate amount of such Tax-Related Items determined based on the greatest withholding rates for Tax-Related Items that may be used without creating adverse accounting treatment for the Company with respect to the Options, as determined by the Committee. If the obligation for Tax-Related Items is satisfied through net exercise, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the Options, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. The Participant will have no further rights with respect to any Shares that are retained by the Company pursuant to this provision. In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.

(c) If the Options granted hereunder constitute Incentive Stock Options and the Participant makes any disposition of Shares delivered upon exercise of such Options under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), the Participant must notify the Company of such disposition within 10 days following such disposition.

(d) The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or exercise of this Award or disposition of the underlying Shares and that Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7. Non-Transferability. Except as set forth in Section 6.3(e) of the Plan, the Options may not, at any time prior to being settled, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant, other than by will or by the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by him or her (or his or her legal representative in the event of incapacity). Any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company.

8. Miscellaneous.

(a) Clawback. All awards, amounts, and benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any Applicable Law related to such actions, as may be in effect from time to time. The Participant acknowledges and expressly agrees to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Grant Date (including the forfeiture, clawback, and detrimental conduct terms contained in Section 13.22 of the Plan as of the Grant Date (and any successor terms)), and any term of Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

(b) Compliance with Laws. The grant of Options and the issuance of Shares hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act, and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation, or exchange requirement applicable thereto. No shares of Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, shares of Common Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Common Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

(c) Not a Public Offering. If the Participant is employed or resident outside the United States, the grant of the Options is not intended to be a public offering of securities in the Participant’s country of employment (or country of residence, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Options is not subject to the supervision of the local securities authorities.

(d) Insider Trading; Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant further acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Options) or rights linked to the value of Shares, during such times the Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant understands that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and that the Participant should therefore consult his or her personal advisor on this matter.

(e) Repatriation; Compliance with Law. The Participant agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in the Participant’s country of employment (and country of residence, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and any of its Affiliates, as may be required to allow the Company and any of its Affiliates to comply with local laws, rules and/or regulations in the Participant’s country of employment (and country of residence, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and/or regulations in his or her country of employment (and country of residence, if different).

(f) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, and heirs of the Participant.

(g) No Waiver; Amendment. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach. This Agreement may be amended at any time by the Committee, except that no amendment may, without the Participant’s consent, materially impair the Participant’s rights under the Award.

(h) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(i) Nature of Grant. In accepting the Options, the Participant acknowledges and agrees that:

(i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(ii) the grant of the Options is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options or other awards have been granted in the past;

(iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(iv) the Participant’s participation in the Plan is voluntary;

(v) the Options and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company or any of its Affiliates and shall not interfere with the ability of the Company or the Employer, as applicable, to terminate the Participant’s employment relationship (as otherwise may be permitted under local law);

(vi) unless otherwise agreed with the Company, the Options and any Shares acquired upon exercise of the Options, and the income from and value of the same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of any Subsidiary or Affiliate;

(vii) the Options and any Shares acquired under the Plan and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any of their Affiliates;

(viii) the future value of the Shares underlying the Options is unknown, indeterminable, and cannot be predicted with certainty;

(ix) no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from the Participant’s Separation from Service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, in consideration of the Options, the Participant agrees not to institute any claim against the Company or the Employer;

(x) for purposes of the Options, the Participant’s employment will be considered terminated as of the date the Participant is no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment or service agreement, if any), and unless otherwise determined by the Company, the Participant’s right to vest in the Options and the period (if any) during which the Participant may exercise the Options after such termination of the Participant’s service will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is providing service or the terms of Participant’s employment or service agreement, if any); the Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of his or her Award (including whether the Participant may still be considered to be providing service while on a leave of absence);

(xi) the Options and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Options or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(xii) if the Participant’s local currency is different than the U.S. dollar, neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Options or any amounts due to the Participant pursuant to the exercise of the Options or the subsequent sale of any Shares acquired upon exercise of the Options.

(j) Appendix. Notwithstanding any provisions in this Agreement, the Options shall be subject to any additional or different terms and conditions set forth in the Appendix to this Agreement for certain country or countries (the “Appendix”). Moreover, if the Participant relocates to any country included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons or the Company may establish additional terms to facilitate the Participant’s relocation. The Appendix constitutes part of this Agreement.

(k) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Options, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(l) Entire Agreement. This Agreement (including the Appendix), the Grant Notice, and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations with respect thereto.

(m) Bound by the Plan. By signing this Agreement, the Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. In the event of any conflict between the Plan and this Agreement, this Agreement shall control.

(n) Governing Law. The Participant acknowledges and expressly agrees to the governing law terms of Section 13.9 of the Plan (and any successor terms) and the jurisdiction and waiver of jury trial terms of Section 13.10 of the Plan (and any successor terms).

(o) Business Days. If any time period for giving notice or taking action hereunder expires on a day that is a Saturday, Sunday, or holiday in the state in which the Company’s principal executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday, or holiday.

(p) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(q) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

(r) Section 409A of the Code. It is intended that the Options granted pursuant to this Agreement and the provisions of this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(s) Language. If the Participant is resident in a country where English is not an official language, the Participant acknowledges and agrees that it is his or her express intent that this Agreement and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Options be drawn up in English. Further, the Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement and any documents related to the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(t) Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement, the Grant Notice and any other grant materials by and among, as necessary and applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company, its Affiliates and/or the Employer may hold certain personal information about the Participant, specifically, [the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of the Options or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in the Participant’s favor] (“Data”), for the purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Fidelity Stock Plan Services or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant is employed outside the United States, the Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Participant authorizes the Company, the applicable stock plan service provider and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. If the Participant is employed outside the United States, the Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, his or her service status and career will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Options or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.

(u) Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet or third party website to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

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APPENDIX TO THE AGREEMENT

COUNTRY-SPECIFIC TERMS, CONDITIONS AND NOTIFICATIONS

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Options granted to the Participant under the Plan if the Participant resides and/or works outside of the United States. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Plan and/or the Agreement to which this Appendix is attached.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing, transfers to another country after the Grant Date, is a consultant, changes employment status to a consultant, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the terms and conditions contained herein shall be applicable to the Participant. References to the Employer shall include any entity that engages the Participant’s services.

Notifications

This Appendix also includes information regarding securities, tax, and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is provided solely for the Participant’s convenience and is based on the securities, tax, and other laws in effect in the respective countries as of June 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date by the time the Participant vests in, exercises or receives Shares underlying the Options or sells any Shares.

In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the applicable laws in the Participant’s country may apply to his or her situation.

Finally, the Participant understands that if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfer to another country after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Participant in the same manner.

SINGAPORE

Securities Law Information. The grant of the Options under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. The Participant should note that the Options are subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale of the underlying Shares in Singapore, or any offer of such subsequent sale of the Shares subject to the Options in Singapore, unless such sale or offer is made (i) after six (6) months from the date of grant or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

UNITED KINGDOM

1. Taxes. This provision shall supplement Section 5 of the Agreement:

Without limitation to Section 5 of the Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is a director or executive officer and income tax due is not collected from or paid by the Participant by within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from the Participant at any time thereafter by any of the means referred to in Section 5 of the Agreement.

2. Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Options, whether or not as a result of a Separation from Service (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Options. Upon the grant of the Options, the Participant will be deemed to have waived irrevocably any such entitlement.

3. Data Privacy Notice. If the Participant resides and/or works in the United Kingdom, the following provision replaces Section 8(t) of the Agreement:

The Company, with its principal office at 95 Morton St., 8th Floor, New York, New York 10014, United States of America, is the controller responsible for the processing of the Participant’s personal data by the Company and the third parties noted below.

(a) Data Collection, Processing and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes and uses certain personal information about the Participant for the legitimate purpose of implementing, administering and managing the Plan and generally administering Options, specifically [the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of the Options or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in the Participant’s favor] (“Personal Data”). In granting Options under the Plan, the Company will collect, process, use, disclose and transfer (collectively, “Processing”) Personal Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the Processing of Personal Data is the Company’s legitimate business interests of managing the Plan, administering Options and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under this Agreement and the Plan. The Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. As such, by accepting the Options, the Participant voluntarily acknowledges the Processing of his or her Personal Data as described herein.

(b) Outside Service Providers. The Company and the Employer may transfer Personal Data to Fidelity Stock Plan Services, LLC and its affiliates, an independent service provider based in the United States of America (the “Plan Broker”), which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s Personal Data with another company that serves in a similar manner. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan. When receiving the Participant’s Personal Data, if applicable, the Plan Broker provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer solutions. By accepting the Options, the Participant understands that the Plan Broker will Process the Participant’s Personal Data for the purposes of implementing, administering and managing the Participant’s participation in the Plan.

(c) International Personal Data Transfers. The Plan and Options are administered in the United States of America, which means it will be necessary for Personal Data to be transferred to, and Processed in the United States of America. When transferring Personal Data to the United States of America, the Company provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer solutions. The Participant may request a copy of the appropriate safeguards with the Plan Broker or the Company by contacting [the Participant’s human resources representative].

(d) Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage his or her participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. When the Company no longer needs Personal Data related to the Plan, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with Applicable Law.

(e) Data Subject Rights. To the extent provided by law, the Participant has the right to (i) subject to certain exceptions, request access or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in the Participant’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant may contact [the Participant’s human resources representative]. The Participant also has the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan, in any case without cost, by contacting [the Participant’s human resources representative] in writing. The Participant’s provision of Personal Data is a contractual requirement. The Participant understands, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer the Options, or grant other awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, the Participant may contact [the Participant’s human resources representative] in writing.

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